Exhibit 10.3

RENOVORX, INC.

August 22, 2019

Ramtin Agah, MD

1011 Sycamore Lane

Menlo Park, CA 94025

Re: Second Amendment to Consulting Agreement

Dear Ramtin:

This Second Amendment effective September 1, 2019 (Effective Date) replaces the Amendment dated December 10, 2018 which replaced Exhibit A of the Consulting Agreement between you and the Company dated January 1, 2018 (the “Consulting Agreement”).

SECOND AMENDED STATEMENT OF WORK

The Amended Scope of Services in the Amendment dated December 10, 2018 (“SOW”) is hereby deleted and replaced with the following. This new Scope of Services describes services to be performed and provided by Consultant pursuant to the Agreement. If any item in this Scope of Services is inconsistent with the Agreement prior to such incorporation, the terms of this Scope of Services will control, but only with respect to the services to be performed under this SOW.

The Compensation in Exhibit A, Statement of Work (“SOW”) is amended to further include 2.1 Additional Compensation for Proctoring.

1.Scope of Services:

Consultant shall serve as the Company’s Chief Medical Officer, and shall provide such services as are consistent with the Company’s charter and as may be reasonably requested by the Company’s Board of Directors from time to time including but not limited to proctoring procedures for RenovoRx sponsored clinical trials, handling questions regarding eligibility, investigating adverse events, addressing questions regarding protocol for RenovoRx studies. Consultant is expected to proctor approximately two (2) procedures or conferences per month.

Amendment to Consulting Agreement dated February 12, 2018	Page 2
September 12, 2018

2.1 Additional Compensation for Proctoring

Consultant will receive a monthly proctoring fee of $10,000 as compensation for proctoring approximately two (2) clinical trial procedures per month. This compensation covers Consultant’s time expended traveling to the clinical trial site and proctoring the procedure but does not include other travel related expenses which Company will separately reimburse.

Sincerely,

Shaun Bagai
Chief Executive Officer

Understood and Agreed:

Ramtin Agah, MD	Date